Exhibit 99.1

WAUSAU PAPER ANNOUNCES FIRST-QUARTER RESULTS

MOSINEE, WI – April 25, 2011 – Wausau Paper (NYSE:WPP) today reported that:

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First-quarter net losses were $0.03 per share compared to net earnings of $0.06 per share a year ago.

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Excluding special items, first-quarter adjusted net earnings were $0.03 per share compared to $0.08 per share last year, reflecting higher fiber costs and weather-related order weakness.

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The Paper segment completed a $27 million paper machine rebuild, solidifying its leadership position in the growing global tape market.

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Earlier this month the company announced a $220 million expansion of its Tissue business, positioning the segment to increase annual operating profits by $40 - $50 million within five years of project completion.

The company reported a first-quarter net loss of $1.4 million, or $0.03 per share, compared with net earnings of $2.9 million, or $0.06 per share, in the prior year. Net sales declined 3 percent to $249 million, as shipments decreased 10 percent to 152,000 tons, due primarily to anticipated volume reductions associated with a paper machine rebuild and reduced operating schedule at one of Paper segment’s mills.

First-quarter results include after-tax capital-related expenses of $2.3 million, or $0.05 per share, associated with a paper machine rebuild at the Paper segment’s Brainerd, Minnesota, mill and the announced Tissue segment expansion at the Harrodsburg, Kentucky, converting facility; and after-tax expenses of $0.4 million, or $0.01 per share, related to the transition to a reduced operating schedule at the Paper segment’s paper mill in Brokaw, Wisconsin. Prior-year results include tax charges of $1.2 million, or $0.02 per share, related to the passage of the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010. Excluding these items, first-quarter adjusted net earnings were $1.3 million, or $0.03 per share, compared with earnings of $4.1 million, or $0.08 per share, last year. Adjusted net earnings per share is a non-GAAP measure and three-month results are reconciled to GAAP earnings per share below:

	Three Months Ended March 31
	2011	2010
GAAP Net (Loss) Earnings Per Share	($0.03)	$0.06
Capital-Related Expense (1)	$0.05	–
Brokaw Operating Schedule Adjustment (2)	$0.01	–
Income Tax Law Change (3)	–	$0.02
Adjusted Net Earnings Per Share	$0.03	$0.08

Note: Totals may not foot due to rounding differences.

(1)  Expenses associated with the rebuild of a paper machine at Brainerd, Minnesota, and the Tissue expansion project at Harrodsburg, Kentucky.

(2)  Charges related to the transition of Brokaw mill operations from a 7 to a 5 day-per-week schedule.

(3)  Charges related to the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.

Commenting on first-quarter results and the company’s growth initiatives, Thomas J. Howatt, president and CEO said, “First-quarter earnings reflect the impact of early-quarter winter storms on away-from-home demand in particular, and by rising input costs which have accelerated more rapidly than anticipated.  A strong late-quarter rebound in Tissue segment order activity provided an encouraging conclusion to the quarter while the on-time and within budget rebuild of our Brainerd machine positions our Paper segment as a low-cost producer in the growing global tape market.”

Looking to the second quarter, Mr. Howatt said, “We are focused on commercializing tape products on our rebuilt Brainerd machine in an expedited manner and look to accelerate growth in our Tissue segment as we begin our capacity expansion at Harrodsburg, Kentucky.  We believe both of these investments represent a strong commitment to growth in strategic markets and increased long-term returns for our shareholders.”

The company is pursuing pricing actions in select product categories to offset rising input costs.  As a result, second-quarter adjusted earnings are expected to improve from first-quarter levels and approximate prior-year earnings of $0.07 per share.

TISSUE SEGMENT

The Tissue segment’s first-quarter operating profit of $6.3 million included pre-tax expense of $0.2 million related to the recently-announced capacity expansion and compared with prior-year record first-quarter operating profit of $11.1 million. Net sales and shipments declined 4 percent as weather-related weakness adversely affected volume in our larger end-use market categories early in the quarter. Order patterns returned to historical trend late in the quarter with March shipments reaching near-record levels. Second-quarter operating profits are expected to improve from first-quarter levels as seasonal demand strengthens. Although announced pricing actions will have a minimal impact on the second-quarter, implementation is expected to improve profitability through the balance of the year.

On April 13, the company announced a $220 million Tissue expansion in response to growing demand for its “green” products. The expansion includes a new paper machine capable of producing 75,000 tons per year of premium towel and tissue products from 100 percent recycled fiber. Construction is scheduled to begin this summer with start-up expected in the first quarter of 2013. The project is expected to increase annual operating profits by $40 - $50 million within five years of start-up, delivering an after-tax internal rate of return of 12 - 14 percent.

PAPER SEGMENT

The Paper segment reported a first-quarter operating loss of $1.4 million compared with a prior-year operating profit of $2.0 million. Current-year results include pre-tax expenses of $3.3 million associated with the Brainerd paper machine rebuild and $0.6 million related to the transition to a reduced operating schedule at the Brokaw mill from seven days to five days per week. Excluding these items, first-quarter operating profit increased to $2.6 million from $2.0 million last year despite absorbing $5 million of year-over-year fiber cost increases. Shipments declined 12 percent due largely to the machine rebuild and schedule adjustment while net sales declined just 2 percent, reflecting the benefit of increased selling prices and product mix improvement.

The $27 million Brainerd paper machine rebuild was successfully completed in March, adding the capability to produce a range of masking tape base, food, and industrial papers. Product trials are underway with commercialization of new grades expected over the second half of the year.

FINANCING ACTIVITIES

The company plans to fund its $220 million Tissue expansion primarily from future cash flow from operations and incremental borrowings, with debt expected to peak in early 2013 at levels below its existing $300 million borrowing base.

On April 4, 2011, the company issued $50 million of seven-year Senior Notes with an interest rate of 4.68 percent per annum. Proceeds will be used, in part, to repay $35 million of Senior Notes maturing in August with an interest rate of 7.43 percent per annum.

CONFERENCE CALL

Wausau Paper’s first-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, April 26, and can be accessed through the investor information section of the company’s web site at www.wausaupaper.com. A replay of the webcast will be available at the same site through May 3.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products. The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report – Quarter Ended March 31, 2011

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (unaudited)	Ended March 31,
	2011	2010
Net sales	$ 248,915	$ 255,862
Cost of sales	227,288	228,878
Gross profit	21,627	26,984
Selling & administrative expenses	22,061	19,173
Operating (loss) profit	(434)	7,811
Interest expense	(1,739)	(1,301)
Other income, net	33	128
(Loss) earnings before income taxes	(2,140)	6,638
(Credit) provision for income taxes	(749)	3,723
Net (loss) earnings	$ (1,391)	$ 2,915

Net (loss) earnings per share (basic and diluted)	$ (0.03)	$ 0.06
Weighted average shares outstanding-basic	49,130	48,951
Weighted average shares outstanding-diluted	49,130	49,228

Condensed Consolidated Balance Sheets (Note 1)	March 31,	December 31,
	2011	2010
Current assets	$ 255,567	$ 243,898
Property, plant, and equipment, net	385,790	380,801
Other assets	51,787	52,910
Total Assets	$ 693,144	$ 677,609

Current liabilities	$ 125,606	$ 134,759
Long-term debt	150,564	127,382
Other liabilities	160,154	155,802
Stockholders’ equity	256,820	259,666
Total Liabilities and Stockholders’ Equity	$ 693,144	$ 677,609

Condensed Consolidated Statements	Three Months
of Cash Flow (unaudited)	Ended March 31,
	2011	2010
Cash flows from operating activities:
Net (loss) earnings	$ (1,391)	$ 2,915
Provision for depreciation, depletion, and amortization	14,136	13,971
Loss (gain) on sale of assets	346	(25)
Deferred income taxes and other non-cash items	145	(698)
Changes in operating assets and liabilities:
Receivables	(4,574)	(3,297)
Inventories	(7,874)	(12,411)
Accounts payable and other liabilities	(5,659)	(8,546)
Other	(4,140)	718
Net cash used in operating activities	(9,011)	(7,373)

Cash flows from investing activities:
Capital expenditures	(13,987)	(6,152)
Grants received for capital expenditures	400	–
Proceeds from property, plant, and equipment disposals	26	118
Net cash used in investing activities	(13,561)	(6,034)

Cash flows from financing activities:
Net issuances of commercial paper	9,735	11,055
Net borrowings under credit agreement	13,500	2,000
Payments under note payable agreement	–	(28)
Proceeds from stock option exercises	–	186
Dividends paid	(1,480)	(4)
Net cash provided by financing activities	21,755	13,209

Net decrease in cash & cash equivalents	$ (817)	$ (198)

Note 1.  Balance sheet amounts at March 31, 2011, are unaudited.  The December 31, 2010, amounts are derived from audited financial statements.

Note 2.  Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in

Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.  The Paper segment produces specialty and fine printing and writing papers within four core markets - Food, Industrial & Tape, Coated & Liner, and Print & Color.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander, Mosinee, and Brokaw, Wisconsin.

Following is asset information, sales, operating profit (loss), and other significant items by segment.

(in thousands, except ton data)	March 31,	December 31,
	2011	2010
Segment assets (Note 1)
Tissue	$ 209,700	$ 208,988
Paper	446,078	431,512
Corporate & Unallocated*	37,366	37,109
	$ 693,144	$ 677,609

	Three Months
	Ended March 31,
	2011	2010
Net sales external customers (unaudited)
Tissue	$ 76,891	$ 79,867
Paper	172,024	175,995
	$ 248,915	$ 255,862

Operating (loss) profit (unaudited)
Tissue	$ 6,311	$ 11,070
Paper	(1,358)	2,022
Corporate & Eliminations	(5,387)	(5,281)
	$ (434)	$ 7,811

Depreciation, depletion and amortization (unaudited)
Tissue	$ 7,655	$ 7,409
Paper	5,878	6,016
Corporate & Unallocated	603	546
	$ 14,136	$ 13,971

Tons sold (unaudited)
Tissue	40,244	41,768
Paper	111,884	126,450
	152,128	168,218

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.